                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.           )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     Globalstar Telecommunications Limited
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  [LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 1998
                            ------------------------

     The Annual Meeting of Shareholders of Globalstar Telecommunications Limited will be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York, at 9:30 A.M., on Tuesday, April 28, 1998 for the purpose of:

     1. Electing to the Board seven directors whose terms have expired;

     2. Acting upon a proposal to increase the number of authorized common shares, $1.00 par value, of the Company (the "Common Stock") from 200,000,000 to 600,000,000;

     3. Acting upon a proposal to authorize and create 10,000,000 preference shares, par value $.01 per share, of the Company (the "Preferred Stock") and to amend the bye-laws to authorize the Board of Directors to establish the rights, preferences and designations of such Preferred Stock.

     4. Acting upon a proposal to approve amendments to the Company's bye-laws
        (i) to provide that stock distributions may be approved by the Board of Directors, (ii) to fix the maximum number of directors at fifteen (15) and to provide that directors may fill any vacancy on the Board and
        (iii) to provide that directors' fees shall be determined by the Board.

     5. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1998; and

     6. Transacting any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 1998 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     All shareholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage paid envelope.

                                          By Order of the Board of Directors

                                          /s/ Bernard L. Schwartz

                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors

March  , 1998

                                PROXY STATEMENT

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                          CEDAR HOUSE, 41 CEDAR AVENUE
                             HAMILTON HM12, BERMUDA

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                APRIL, 28, 1998
                            ------------------------

                               PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Globalstar Telecommunications Limited (the "Company" or "GTL"). Any shareholder may revoke a previously granted proxy at any time before it is voted by written notice to the Secretary, by a duly executed proxy bearing a later date, or by voting in person at the meeting. The cost of soliciting proxies will be borne by the Company. The Company will enlist the assistance of and reimburse banks, brokers and other nominees for their costs in transmitting proxies and proxy authorizations to beneficial owners whose stock is registered in the name of such nominees. The Company has also retained W. F. Doring & Co., Inc. to assist it in the solicitation of proxies and will pay a fee, not to exceed $5,000, for such services. Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. The Inspector of Election will not be an employee of the Company. This Proxy Statement and the
enclosed proxy will be first mailed to shareholders on or about March   , 1998.

                            OUTSTANDING VOTING STOCK

     Only shareholders at the close of business on the March 17, 1998 record date are entitled to receive notice of and to vote at the Annual Meeting. There
were             shares of common stock, par value $1.00 per share ("Common
Stock"), of the Company outstanding on that date and each share is entitled to one vote on each matter. Pursuant to Bermuda law and the Company's bye-laws, the Company's Chairman will request a poll at the Annual Meeting so that each shareholder present in person or by proxy will have one vote for each share held. Proposals 1, 2, 3, 4 and 5 require for approval the vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals. Because abstentions and broker "non-votes" are not treated as shares voted, they would have no impact on proposals 1 through 5.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected to hold office until the next Annual Meeting or until their successors are elected. Messrs. Schwartz, DeBlasio, Grierson, Hodes, Peett, Targoff and Towbin are present directors of the Company. Mr. Towbin and Sir Ronald Grierson serve as the Company's two Independent Directors. Each director has indicated an intention to continue to serve if elected and has consented to being named in this Proxy Statement. Unless authority to vote for management's nominees is withheld, the enclosed proxy will be voted for the election of the persons named above, except that the persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

     The Company is a general partner of Globalstar, L.P. ("Globalstar"), which is building and will operate a worldwide, low-earth orbit satellite-based digital telecommunications system, the Globalstar(TM) System. Globalstar maintains its own General Partners' Committee, Audit Committee and Council of Service Operators. The Company has a standing Audit Committee, Compensation and Stock Option Committee (the

"Compensation Committee") and Executive Committee. The Audit Committee, which met twice during 1997, is comprised of Mr. Hodes. The Audit Committee reviews and acts or reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. The Compensation Committee, which met three times during 1997, is comprised of Messrs. Grierson and Towbin. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters and is also responsible for the administration of the Company's Stock Option Plan. The Executive Committee, which met once during 1997, is currently comprised of Messrs. Schwartz and Hodes. The Executive Committee, between meetings of the Board of Directors, exercises all powers and authority of the Board of Directors in the management of the business and affairs of the Company that may be lawfully delegated. The Board of Directors performs the function of a nominating committee.

     The Board of Directors held two meetings in 1997. No director attended fewer than 75% of the meetings of the Board of Directors.

     DIRECTOR COMPENSATION. Directors are paid a fixed fee of $12,000 per year. Directors who are not officers of the Company, Globalstar or Loral Space & Communications Ltd. ("Loral") are also paid $1,500 for personal attendance at each meeting. On May 20, 1996, each of the Company's four non-employee directors was contingently granted options to purchase 40,000 shares of Common Stock at an exercise price of $25.1875 per share. These options became effective on February 3, 1997 when the Company's 1994 Stock Option Plan was amended to include non-employee directors as eligible to receive awards thereunder.

     The Company has purchased insurance from the Reliance Insurance Company ("Reliance") insuring the Company against obligations it might incur as a result of its indemnification of its officers and directors for certain liabilities they might incur, and insuring such officers and directors for additional liabilities against which they might not be indemnified by the Company. The insurance expires on April 23, 1998, and costs $698,750 for thirty-nine months of coverage. Discussions are ongoing between the Company and Reliance to extend such insurance upon its scheduled expiration date.

     The following provides certain relevant information concerning the nominees for election as directors and their principal occupations.

BERNARD L. SCHWARTZ

     Mr. Schwartz, 72, has served as director since 1994. Mr. Schwartz is Chairman of the Board of Directors, Chief Executive Officer and President of the Company and Chairman of the General Partners' Committee and Chief Executive Officer of Globalstar, L.P. In addition, he is Chairman of the Board of Directors and Chief Executive Officer of K&F Industries, Inc. and Loral Space & Communications Ltd. Mr. Schwartz is a director of First Data Corp., Reliance Group Holdings, Inc. and certain of its subsidiaries and Satelites Mexicanos, S.A. de C.V. He is a Trustee of N.Y. University Medical Center.

MICHAEL P. DEBLASIO

     Michael P. DeBlasio, 61, has served as director since 1996. Mr. DeBlasio is the Senior Vice President and Chief Financial Officer of the Company and Senior Vice President of Globalstar, L.P. In addition, he is First Senior Vice President and Chief Financial Officer of Loral Space & Communications Ltd.

SIR RONALD GRIERSON

     Sir Ronald Grierson, 76, has served as director since 1996. Sir Ronald is the retired Vice-Chairman of General Electric Company plc (United Kingdom). He is a director of Chime Communications plc, Daily Mail and General Trust plc, Etam Developement S.A. (France) and Safic-Alcan S.A. (France). In addition, Sir Ronald is the Chairman of the international advisory boards of Bain & Co. and Blackstone Group.

ROBERT B. HODES

     Robert B. Hodes, 72, has served as director since 1994. Mr. Hodes is counsel to Willkie Farr & Gallagher, a law firm in New York, N.Y. and until 1996, was a partner in and co-chairman of that firm. He is a director of Aerointernational, Inc., Argentina High Yield & Capital Appreciation Fund Ltd., Beaver Dam Sanctuary, Inc., The Cremer Foundation, Crystal Oil Company, Cross River Reservoir Association, LCH Investments N.V., Loral Space & Communications Ltd., Mueller Industries, Inc., Restructured Capital Holdings, Ltd., R.V.I. Guaranty Ltd. and W.R. Berkley Corporation.

E. JOHN PEETT

     E. John Peett, 62, has served as director since 1994. Mr. Peett also serves as an executive consultant to Globalstar, L.P. and Loral/Qualcomm Satellite Services, L.P., its managing general partner. Mr. Peett held various positions with Vodafone Group plc., including serving as its Executive Director, until his retirement in October 1997. Mr. Peett is a director of The Personal Number Company plc.

MICHAEL B. TARGOFF

     Michael B. Targoff, 53, has served as director since 1994. From April 1996 to January 1998, he was President and Chief Operating Officer of Loral Space & Communications Ltd. Prior to that time, he served as Senior Vice President and Secretary of Loral Corporation. Mr. Targoff is a director of Foremost Corporation of America.

A. ROBERT TOWBIN

     A. Robert Towbin, 63, has served as director since 1995. Mr. Towbin is Managing Director of C.E. Unterberg, Towbin. He is a director of Bradley Real Estate, Inc., Columbus New Millenium Fund, Gerber Scientific Inc., Globecomm and K&F Industries, Inc.

     ELECTION OF THE NOMINEES WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE FOR THE NOMINEES FOR DIRECTORS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company because they possessed or shared voting or investing power with respect to the shares of the
Company:

                                                               AMOUNT AND NATURE OF     PERCENT OF
                     NAME AND ADDRESS                          BENEFICIAL OWNERSHIP      CLASS(1)
                     ----------------                          --------------------     ----------
Loral Space & Communications Ltd...........................          8,656,522(1)(2)       25.5%
600 Third Avenue
New York, New York 10016
General Electric Company...................................          5,022,380             16.4%
3135 Easton Turnpike
Fairfield, Connecticut 06431
The Capital Group Companies, Inc...........................          2,586,570(3)           8.4%
333 South Hope Street
Los Angeles, California 90071

---------------
(1) This information is as of February 27, 1998 and includes 3,326,842 shares of Common Stock issuable upon the conversion of the Company's 6 1/2% Convertible Preferred Equivalent Obligations due 2006 held by Loral (based upon a conversion price of $30.81 per share).
(2) Of such amount, 884,000 shares represent shares of Common Stock subject to options granted by Loral to certain of its executive officers and directors.
(3) The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the shares of Common Stock. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Securities Exchange Act of 1934 and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients, which include registered investment companies and institutional accounts.

     The following table presents the number of shares of Common Stock beneficially owned by the directors and nominees, the named executive officers in the Summary Compensation Table ("NEOs"), and all directors, nominees and officers as a group on February 27, 1998. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                 AMOUNT AND NATURE OF      PERCENT
                     NAME OF INDIVIDUAL                         BENEFICIAL OWNERSHIP(1)    OF CLASS
                     ------------------                         -----------------------    --------
Bernard L. Schwartz.........................................            603,802                2%
Michael P. DeBlasio.........................................             64,000                *
Sir Ronald Grierson.........................................              1,500                *
Robert B. Hodes.............................................             42,226                *
E. John Peett...............................................                 --               --
Michael B. Targoff..........................................             28,904                *
A. Robert Towbin............................................              9,790(2)             *
Douglas G. Dwyre............................................              7,818(3)             *
Anthony J. Navarra..........................................              8,547(4)             *
Joel Schindall..............................................              1,784(5)             *
William F. Adler............................................                 67(6)             *
Joseph Browdy...............................................                598(7)             *
All directors and executive officers as a group (20
  persons)..................................................            902,435(8)           2.9%

---------------
 *  Represents holdings of less than one percent.

(1) Includes shares which, as of February 27, 1998, may be acquired within sixty days upon the exercise of options granted by Loral: 280,000 to Mr. Schwartz, 60,000 to Mr. DeBlasio, 40,000 to Mr. Hodes, 20,000 to Mr. Targoff and 504,000 to all directors and executive officers as a group.
(2) Includes 2,000 shares held in a trust, as to which Mr. Towbin disclaims beneficial ownership.
(3) Includes 7,500 shares exercisable under the Company's stock option plan and 96 shares held in the Company's savings plan.
(4) Includes 6,250 shares exercisable under the Company's stock option plan and 71 shares held in the Company's savings plan.
(5) Includes 600 shares exercisable under the Company's stock option plan and 72 shares held in the Company's savings plan.
(6) Includes 67 shares held in the Company's savings plan.
(7) Includes 66 shares exercisable under the Company's stock option plan.
(8) Includes 27,350 shares exercisable under the Company's stock option plan and 427 shares held in the Company's savings plan.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The salaries of the executive officers of the Company and Globalstar are paid by either Globalstar or Loral. Loral is solely responsible for the compensation of Messrs. Schwartz and DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral, and Loral does not receive any direct reimbursement from Globalstar or the Company for such compensation. The following report discusses the executive compensation policies of Globalstar with respect to annual compensation, and of the Company with respect to long-term stock-based incentive compensation, for executive officers and other employees who receive compensation from Globalstar and the Company.

     The goals of the Company's compensation program are to align compensation with business objectives and corporate performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company and thereby create value for shareholders. In order to attain these goals, the Company's compensation policies link compensation to corporate performance.

     The principal components of the Company's compensation program are annual cash compensation consisting of base salary and an annual incentive bonus, and long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in the Company's achieving its business objectives, and the Company's overall performance.

     The Compensation Committee believes that the Company's compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the Company's growth and success.

     ANNUAL COMPENSATION. Base salaries for the NEOs have been set at competitive levels by the CEO of Globalstar in consultation with the Compensation Committee, giving due regard to individual performance and time in position. Annual incentive compensation of the NEOs is not based on a formula using quantitative target levels. The CEO of Globalstar, in consultation with the Compensation Committee, sets the compensation by assessing a number of factors, including the executive's individual effort, performance and his contribution toward achieving Globalstar's business plan and growth objectives.

     LONG-TERM INCENTIVE COMPENSATION. It is the Compensation Committee's belief that shareholders' interests are best served by encouraging key employees to develop ownership interests in the Company. To that end, the Company relies upon fair market value employee stock options granted in accordance with the provisions of the 1994 Stock Option Plan. In addition, in determining overall compensation, the Compensation Committee also considers fair market value stock options granted by Loral. During 1997, Loral granted to one of the NEOs options to purchase 5,000 shares of Loral Common Stock.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits to $1 million the amount of compensation deductible by a public company paid to its chief executive officer and each of its next most highly compensated executive officers. Because none of the NEOs has compensation from the Company or Globalstar in excess of $1 million, the Company has not yet formulated a policy with respect to the deduction limitations of Section 162(m) of the Code.

     This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated and shall not otherwise be deemed filed under such Acts.

                                         MEMBERS OF THE COMPENSATION
                                         COMMITTEE

                                                 Sir Ronald Grierson
                                                 A. Robert Towbin

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     None of the members of the Compensation Committee of the Board of Directors are present or former officers or employees of the Company or its subsidiaries. Mr. Towbin is a managing director of C.E. Unterberg, Towbin which provided services to Globalstar during the year.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the monthly change in cumulative total return, including reinvestment of dividends, of the Company's Common Stock with the cumulative total return of the Nasdaq Composite Stock Index and the Nasdaq Telecommunications Index, from February 14, 1995, the date on which the Company's Common Stock was first listed on the Nasdaq National Market, through March 10, 1998, assuming an investment of $100 in the Company's Common Stock and each index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                              NASDAQ
        MEASUREMENT PERIOD             GLOBALSTAR       TELECOMMUNICATIONS   NASDAQ COMPOSITE
      (FISCAL YEAR COVERED)           TELECOMM LTD.           INDEX                INDEX
14-FEB-95                                  100                 100                  100
30-JUN-95                                   74                 108                  118
31-DEC-95                                  206                 126                  134
30-JUN-96                                  246                 136                  152
31-DECI-96                                 350                 131                  165
30-JUN-97                                  340                 151                  185
31-DEC-97                                  546                 186                  203
10-MAR-98                                  799                 220                  226

     The salaries of the executive officers of Globalstar and the Company are paid by either Globalstar or Loral. Loral is solely responsible for the compensation of Messrs. Schwartz and DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral. The following table summarizes the compensation paid to the five most highly compensated executive officers of the Company who receive compensation from Globalstar and the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                             ANNUAL COMPENSATION             ----------------
                                    --------------------------------------      SECURITIES
                                                            OTHER ANNUAL        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY(A)   BONUS(B)   COMPENSATION(C)   STOCK OPTIONS(D)   Compensation(e)
---------------------------  ----   ---------   --------   ---------------   ----------------   ---------------
Douglas G. Dwyre             1997   $230,000          --            --            17,500            $17,012
President                    1996   $195,932    $125,000            --                --            $ 9,132
                             1995   $176,220    $125,000            --            30,000            $ 5,400

Anthony J. Navarra           1997   $188,640          --            --            12,500            $ 5,700
Executive Vice President -   1996   $179,229    $ 90,000            --                --            $ 5,026
Business Development         1995   $168,334    $ 90,000            --            25,000            $ 5,151

Joel Schindall               1997   $162,180          --            --            10,000            $ 5,501
Vice President - Systems     1996   $157,339    $ 45,000            --                --            $   500
Applications                 1995   $153,300    $ 15,000            --             2,400            $ 5,374

William F. Adler             1997   $153,000          --            --             6,000            $16,940
Vice President and General   1996   $135,692    $ 45,000       $73,546            10,000            $ 4,084
Counsel

Joseph Browdy(f)             1997   $150,000          --            --            10,000            $ 4,050
Senior Vice President --     1996   $  5,769          --            --                --                 --
Business Development
and Marketing

---------------
(a) 1996 amounts reflect salary actually paid to Messrs. Adler and Browdy, who commenced employment with Globalstar on January 15, 1996 and December 9, 1996, respectively. The annual salary for Messrs. Adler and Browdy, as of December 31, 1996, was $144,000 and $150,000, respectively.

(b) Annual bonuses have not yet been determined for the period ended December 31, 1997.

(c) Represents a relocation payment in 1996 to Mr. Adler.

(d) Does not reflect grants during 1996 of stock options to acquire 25,000, 20,000, 8,000 and 5,000 shares of Loral common stock granted by Loral to Messrs. Dwyre, Navarra, Schindall and Adler, respectively and in 1997 of stock options to acquire 5,000 shares of Loral common stock granted by Loral to Mr. Browdy (collectively, the "Loral Options"). The Loral Options vest in 20% increments over five years and have a 10-year term. The Loral Options granted in 1996 are exercisable at $10.50 per share and the Loral Options granted in 1997 are exercisable at $13.75 per share. Reflects 2 for 1 stock split of the Common Stock which occurred in 1997.

(e) Reflects 1997 company matching contributions to the Savings Plan in the amounts of $7,622 for Mr. Dwyre, $5,700 for Mr. Navarra, $5,501 for Mr. Schindall, $5,420 for Mr. Adler and $4,050 for Mr. Browdy, respectively. Also reflects a payout in 1997 of life insurance of $9,390.

(f)  Mr. Browdy terminated his employment with the Company on March 13, 1998.

                              OPTION GRANTS TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                NUMBER OF      % OF TOTAL                     MARKET
                                SECURITIES      OPTIONS        EXERCISE      PRICE ON                   GRANT
                                UNDERLYING     GRANTED TO       OR BASE       DATE OF                    DATE
                                 OPTIONS       EMPLOYEES         PRICE         GRANT      EXPIRATION   PRESENT
             NAME               GRANTED(A)   IN FISCAL YEAR   (PER SHARE)   (PER SHARE)      DATE      Value(b)
             ----               ----------   --------------   -----------   -----------   ----------   --------
Douglas G. Dwyre..............    17,500          6.63%         $ 49.25       $ 49.25     9/29/2007    $480,008
Anthony J. Navarra............    12,500          4.74%         $ 49.25       $ 49.25     9/29/2007    $342,863
Joel Schindall................    10,000          3.79%         $ 49.25       $ 49.25     9/29/2007    $274,290
William F. Adler..............     6,000          2.27%         $ 49.25       $ 49.25     9/29/2007    $164,574
Joseph Browdy.................    10,000          3.79%         $26.625       $26.625     4/03/2007    $148,283

---------------
(a) The options become exercisable over a four and one half-year period as follows: 25% on each of the second, third, fourth and four and one half-year anniversary from the date of grant.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 6%, stock price volatility of 30% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR-END OPTION VALUES

                          NUMBER OF                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                           SHARES                       UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                          ACQUIRED                          AT YEAR-END                       AT YEAR-END(A)
                             ON       REALIZED   ---------------------------------         --------------------
          NAME            EXERCISE     VALUE      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
          ----            ---------   --------    -----------      -------------      -----------      -------------
Douglas G. Dwyre........   --          --            7,500             40,000           $306,094          $918,281
Anthony J. Navarra......   --          --            6,250             31,250           $255,078          $765,234
Joel Schindall..........   --          --              600             11,800           $ 24,488          $ 73,462
William F. Adler........   --          --           --                 16,000            --               $173,594
Joseph Browdy...........   --          --           --                 10,000            --               $225,000

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT ARRANGEMENTS

     Except for the Retirement Plan, including a Supplemental Executive Retirement Plan, the 401(k) Savings Plan, and the 1994 Stock Option Plan, there are no employment contracts or compensatory plans or arrangements with respect to any of the NEOs under which payments or benefits are triggered by, or result from, the resignation, retirement or any other termination of such NEO's employment, a change-in-control of the Company, or a change in such NEO's responsibilities following a change-in-control.

PENSION PLAN

     The Retirement Plan (the "Plan") provides a non-contributory benefit for each year of non-contributory participation, and additional benefits associated with contributory participation. The Company also has a Supplemental Executive Retirement Plan ("SERP") under which eligible employees receive benefits which generally make up for certain required reductions in Plan benefits caused by the Code limitations. For non-contributory participation, the annual retirement benefit is $252 times credited years of service. For contributory participation, the following table shows the amounts of annual retirement benefits that would be payable at normal retirement (age 65 or later). Benefits are shown for various rates of final average salary, assuming that employee contributions were made for the periods indicated. Employees who have completed at least one year of service and attained age 21 will receive the contributory benefit if they contribute to the Plan at the rate of 1% of salary.

                               PENSION PLAN TABLE

                                                     YEARS OF CONTRIBUTORY SERVICE
                                         -----------------------------------------------------
         FINAL AVERAGE SALARY              20         25         30          35          40
         --------------------              --         --         --          --          --
   $100,000............................  $30,950    $38,690    $46,430    $ 54,160    $ 60,660
   $125,000............................  $39,700    $49,630    $59,550    $ 69,480    $ 77,600
   $150,000............................  $48,450    $60,560    $72,680    $ 84,790    $ 94,540
   $175,000............................  $57,200    $71,500    $85,800    $100,100    $111,480
   $200,000............................  $65,950    $82,440    $98,930    $115,410    $128,410

     The table above shows total estimated benefits payable under the Plan and SERP including amounts attributable to employee contributions, determined on a straight annuity basis. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts. The compensation covered by the Plan and SERP is the employee's base salary, and is identical to the compensation disclosed as "Salary" in the Summary Compensation Table. The Plan and SERP benefits are computed on the basis of the average of an employee's highest five consecutive annual salaries out of the last ten years contributions are made. As of December 31, 1997, the credited years of service for each of the executives in the Summary Compensation Table are as follows: Douglas G. Dwyre, 24 years; Anthony J. Navarra, 6 years; Joel Schindall, 3 years; William F. Adler, one year; and Joseph Browdy, one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SS/L Agreement and Subcontracts. Messrs. Schwartz and DeBlasio are executive officers and directors of Space Systems/Loral, Inc. ("SS/L"), which is an affiliate of Globalstar and a wholly-owned subsidiary of Loral. Globalstar has entered into a contract with SS/L to design, manufacture, test and launch its satellite constellation. The price of the contract consists of three parts, the first for non-recurring work at a price not to exceed $117.1 million, the second for recurring work at a fixed price of $15.6 million per satellite (including certain performance incentives of up to approximately $1.9 million per satellite) and the third for launch services and insurance. SS/L is designing, building and launching the 56 satellites in Globalstar's constellation, which are designed to have a minimum life span of 7 1/2 years. SS/L has agreed to obtain insurance on Globalstar's behalf for the cost of replacing satellites lost in hot failures and any relaunch costs not covered by the applicable launch contract. SS/L has also agreed pursuant to the agreement to obtain launch vehicles and arrange for the launch of Globalstar's satellites on Globalstar's behalf. The estimated total cost for launch services and launch insurance for all 56 satellites (including eight in-orbit spares) is $459 million, subject to equitable adjustments in light of future market conditions, which may, in turn, be influenced by international political developments. Termination by Globalstar of this agreement will result in termination fees, which may be substantial. Such termination fees are generally limited to SS/L's cost incurred and uncancellable obligations under subcontracts and outstanding orders for satellite materials at the time of termination plus a reasonable fee.

     The agreement provides for liquidated damages to Globalstar in the event SS/L fails to supply the satellites at the times specified in the contract. Liquidated damages of approximately $45,000 are payable by SS/L for each day of delay, subject to an overall cap of approximately $33 million. Such liquidated damages are Globalstar's exclusive remedies in the face of any delay by SS/L in the delivery of the satellites or for any events of default specified in the agreement.

     In addition, Globalstar has agreed to purchase from SS/L eight additional spare satellites at a cost estimated at $175 million.

     SS/L and its subcontractors have committed approximately $310 million of vendor financing to Globalstar of which $220 million will be non-interest bearing. Globalstar will repay the non-interest bearing portions as follows: $49 million following the launch and acceptance of 24 or more satellites, $61 million upon the launch and acceptance of 48 or more satellites, and the remainder in equal installments over the five-year period following acceptance of the preliminary and final Globalstar constellations. The remaining $90 million will bear interest, the payment of which will be deferred until December 31, 1998, or the full constellation date, whichever is earlier. Thereafter, interest and principal will be repaid in twenty equal quarterly installments during the next five years. In addition, under the contract for the additional eight spare satellites, SS/L will provide an additional $43 million of vendor financing, of which $19 million will be interest bearing. The repayment terms are substantially the same as those for the vendor financing relating to the first 56 satellites.

     On March 23, 1994, Globalstar entered into an agreement with Hyundai Electronics Industries Co., Ltd. ("Hyundai") pursuant to which it agreed to cause the prime contractor of its satellite constellation to enter into certain arrangements with Hyundai, including offering Hyundai the right to provide assembly, integration and testing with respect to satellites in Globalstar's constellation beyond the first 56 and in any second generation satellite system and supporting Hyundai in its efforts as a satellite vendor, through for instance, providing training and transferring certain know-how to Hyundai.

     Qualcomm Agreement. Globalstar and Qualcomm Incorporated ("Qualcomm") have entered into an agreement providing for the design, development, manufacture, installation, testing and maintenance by Qualcomm of four gateways, two ground operations control centers ("GOCC") and 300 pre-production subscriber terminals (the "Qualcomm Segment"). A portion of the GOCC is being developed and manufactured by Globalstar. The contract is a cost-plus-fee contract that provides for payment to Qualcomm of a 12% fee, along with reimbursement for costs incurred in performing such contract, such as labor, material, travel, license fees, royalties and general administrative expenses. The contract also includes a cost sharing arrangement for certain technologies being developed by Qualcomm.

     Except for the intellectual property contained in certain software relating to the public switched networks and the GOCCs (excluding any software or technical data contained in Qualcomm's CDMA technology) which will be owned by Globalstar, Qualcomm retains all intellectual property in the Qualcomm Segment. However, Qualcomm has granted Globalstar an exclusive license to use its CDMA technology for mobile satellite service commercial applications.

     Globalstar has granted to Qualcomm an irrevocable, non-exclusive, worldwide perpetual license to intellectual property owned by Globalstar in the Qualcomm Segment and developed pursuant to the Qualcomm agreement. Qualcomm may, pursuant to such grant, use the intellectual property for applications other than the Globalstar System provided that Qualcomm may not for a period of three years after its withdrawal as a strategic partner or prior to the third anniversary of the full constellation date, whichever is earlier, engage in any business activity that would be in competition with the Globalstar System. The grant of intellectual property to Qualcomm described above is generally royalty free.

     Qualcomm has agreed to grant at least one vendor a non-exclusive worldwide license to use Qualcomm's intellectual property to manufacture and sell gateways to Globalstar's service providers. The foregoing license will be granted by Qualcomm to one or more such vendors on reasonable terms and conditions, which will in any event not provide for royalty fees in excess of 7% of a gateway's sales price (not including the approximately $400,000 per gateway in recoupment expenses payable to Globalstar). Qualcomm has granted a license to manufacture Globalstar phones to each of Ericsson and TELITAL and has also agreed to grant similar licenses to at least one additional qualified manufacturer to enable it to manufacture and sell the Globalstar phones to service providers. On March 23, 1994, a letter agreement was entered into among Qualcomm, Globalstar and Hyundai pursuant to which Hyundai may elect to become a licensee authorized to manufacture and sell Globalstar phones to service providers. Should Hyundai so elect, it would, for a five-year period following Globalstar's in-service date, be the exclusive licensee authorized to manufacture and sell such units in South and North Korea.

     Globalstar will receive a payment of approximately $400,000 on each installed gateway sold to a Globalstar service provider. Globalstar will also receive up to $10 on each Globalstar phone, which will be payable until Globalstar's funding of that design has been recovered.

     The agreement provides for liquidated damages to Globalstar in the event Qualcomm fails to supply the Qualcomm Segment at the times specified in the contract. Liquidated damages of approximately $29,000 are payable by Qualcomm for each day of delay, subject to an overall cap of approximately $11 million. Such liquidated damages are Globalstar's exclusive remedies in the face of any delay by Qualcomm in the delivery of the Qualcomm Segment or for any other events of default specified in the agreement. Qualcomm's obligation to license the intellectual property necessary to manufacture gateways and Globalstar phones to Globalstar or a third-party manufacturer will continue even upon a default or breach by Qualcomm under the agreement. Termination by Globalstar of this agreement will result in termination fees, which may be substantial.

     Gateway Program. Globalstar will acquire 38 gateways from Qualcomm for resale to service providers under contracts totaling approximately $340 million. In order to accelerate the deployment of gateways around the world, Globalstar has agreed to finance approximately $80 million of the cost of up to 32 of the 38 gateways. Globalstar expects to recover its investment in this gateway financing program from resale of the gateways to service providers.

     Qualcomm Support Agreement. A support agreement was entered into among Qualcomm, Loral and Globalstar pursuant to which Qualcomm agreed to (i) assist Globalstar and SS/L with Globalstar's system design, (ii) support Globalstar and Loral with respect to various regulatory matters, including the FCC application and (iii) assist Globalstar and Loral in their marketing efforts with respect to Globalstar. As compensation for its efforts, Qualcomm would be paid an amount equal to the costs incurred in rendering such support and assistance.

     Vodafone Agreements. Mr. E. John Peett, a director of the Company, was, until his retirement in October 1997, an executive officer of Vodafone, which is a limited partner of Globalstar. Globalstar has entered into consulting agreements with Vodafone for approximately $650,000 under which Vodafone will develop Globalstar's security architecture design and billing system requirements. A subsidiary of Vodafone has executed service provider agreements, granting it the right to provide Globalstar System services to users in eight countries, including Australia, Sweden, South Africa and the United Kingdom, on an exclusive basis, as long as specified minimum levels of subscribers are met. The Vodafone subsidiary will receive certain discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Service Provider Agreements. Limited partners of Globalstar or affiliates thereof have entered into service provider agreements with Globalstar granting them the right to provide Globalstar System service to users in designated countries as long as specified minimum levels of subscribers are met. These service providers will receive certain discounts from Globalstar's expected pricing generally over a five-year period.

     OmniTRACS Services Agreement. Globalstar has granted Qualcomm the worldwide exclusive right to utilize the Globalstar System to provide OmniTRACS-like services, including certain data-messaging and position-determination services offered by Qualcomm, primarily to fleets of motor vehicles and rail cars and/or vessels and supervisory control and data acquisition services. Qualcomm will utilize the Globalstar System in particular territories to provide its OmniTRACS-like services if the Globalstar service provider in such region or country offers pricing that is the most favorable rate charged by it for a comparable service and that is at least as favorable as the pricing then charged to Qualcomm for geostationary satellite capacity in the United States. In the event Qualcomm and the service provider fail to reach an agreement with respect to such access, Globalstar has agreed to provide Qualcomm with access to the Globalstar System at Globalstar's most favorable rates. To the extent consistent with Qualcomm's prior commitments, Qualcomm has also agreed to offer each Globalstar service provider certain rights of first refusal to participate with Qualcomm in the provision of OmniTRACS-like services using the Globalstar system in the service provider's territory.

     Guarantee Fee and Warrants. On December 15, 1995, Globalstar entered into the Globalstar Credit Agreement providing for a $250 million credit facility. Following the consummation of the merger of Loral Corporation into a subsidiary of Lockheed Martin Corporation ("Lockheed Martin"), Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the Globalstar Credit Agreement, and SS/L and certain other Globalstar strategic partners guaranteed $11.7 million and $32 million, respectively, of Globalstar's obligation. In addition, Loral agreed to indemnify Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee of the Globalstar Credit Agreement.

     In connection with such guarantees and indemnity of the Globalstar Credit Agreement, the Company issued to Loral, Lockheed Martin, SS/L and the other strategic partners participating in such guarantee or indemnity, warrants to purchase 4,185,318 (8,370,636 shares after giving effect to the Company's 100% stock distribution made in May 1997) shares of GTL common stock (the "GTL Guarantee Warrants"). In connection with the issuance of GTL Guarantee Warrants, the Company received (i) warrants to acquire 4,185,318 ordinary partnership interests in Globalstar plus (ii) additional warrants to purchase an additional 1,131,168 ordinary partnership interests, on terms and conditions generally similar to those of the GTL Guarantee Warrants. In addition, Globalstar also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the Globalstar Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the Globalstar Credit Agreement. Loral/Qualcomm Satellite Services, L.P. ("LQSS"), Globalstar's managing general partner, may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

     The holders of the GTL Guarantee Warrants have exercised such warrants at $13.25 per share, and the Company has registered for resale the Company's common stock issued upon exercise of such warrants.

     Subscription Rights. In May 1997, the Company issued 2,262,336 shares of common stock at a price of $13.25 per share in connection with the exercise of subscription rights. In addition to shares purchased pursuant to the exercise of subscription rights issued to it, Loral purchased pursuant to a standby agreement with the Company 32,004 shares of common stock underlying rights not subscribed for by the holders of such rights.

     Globalstar Managing Partner's Allocation and Distribution. Commencing on the in-service date, Globalstar will make distributions to LQSS equal to 2.5% of Globalstar's revenues up to $500 million plus 3.5% of revenues in excess of $500 million. Loral and Qualcomm ultimately will receive 80% and 20% of such distribution, respectively. Should Globalstar incur a net loss in any year following commencement of operations, the distribution for that year will be reduced by 50% and Globalstar will be reimbursed for managing partner's allocations, if any, made in any prior quarter of such year, sufficient to reduce the managing partner's allocation for such year by 50%. Any managing partner's allocation may be deferred (with interest at 4% per annum) in any quarter in which Globalstar would report negative cash flow from operations if the managing partner's allocation were made.

     LQSS has a right to a preferred allocation of gross operating revenue until such allocated revenue cumulatively equals LQSS's distributions payable (whether or not deferred for a shortfall in cash flow from operations). To the extent that distributions exceed such allocated profit, they will be charged against LQSS's capital account and will not be allocated among the Globalstar partners as a Globalstar expense.

     Joint Ventures. Subsidiaries of Loral have formed joint ventures with partners which have executed service provider agreements granting the joint ventures the exclusive rights to provide Globalstar System services to users in Canada, Mexico and Brazil, as long as specified minimum levels of subscribers are met. Certain Globalstar service providers, including Loral, receive specified discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Services. Mr. Robert B. Hodes, a director of GTL, is counsel to the law firm of Willkie Farr & Gallagher, which acts as counsel to Globalstar and the Company. Mr. A. Robert Towbin is a managing director in the investment banking firm of C.E. Unterberg, Towbin, which has rendered advisory and investment banking services to Globalstar and the Company.

     Peett Consulting Arrangement. Mr. E. John Peett has entered into a consulting arrangement with the Company pursuant to which the Company will pay to Mr. Peett a fee of $4,200 per day provided that he shall have provided a minimum of eight hours of consulting services to Globalstar or LQSS. The Company will also reimburse Mr. Peett for certain expenses incurred in connection therewith. Mr. Peett also received stock options to purchase 20,000 shares of Common Stock at an exercise price of $47.25 per share, which options will vest in three annual installments commencing January 2, 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1997 all reports for the Company's executive officers, directors and 10% beneficial owners that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except that one report was not timely filed to report a purchase of Common Stock by Mr. Schwartz.

PROPOSAL 2.  ACTING UPON A PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES
             OF COMMON STOCK.

     The Board of Directors has declared advisable and recommended a proposal to increase the number of authorized shares of Common Stock. The Board of Directors believes that the availability of additional Common Stock will provide flexibility and allow the Company to issue Common Stock, if, as and when the need arises. It is therefore proposed to increase the number of authorized shares of Common Stock from 200,000,000 to 600,000,000.

     The text of the resolution adopted by the Board of Directors is set forth below.

     RESOLVED that the Board of Directors deems it in the best interests of the Company and declares it advisable that, subject to shareholder approval at the Annual Meeting of Shareholders of the Company on April 28, 1998, the authorized share capital of the Company be increased from $200,000,000 to $600,000,000 and a Memorandum of Increase of Share Capital be deposited with the Registrar of Companies of Bermuda reflecting such increase.

     As of February 27, 1998, of the 200,000,000 authorized shares of Common Stock, 30,640,702 shares were outstanding. There were also 86,845,230 shares of Common Stock (the "Reserved Shares") reserved for issuance, upon exercise of outstanding warrants, upon conversion of the Company's 6 1/2% Convertible Preferred Equivalent Obligations due 2006 (based upon a conversion price of $30.81 per share), under the Company's 1994 Stock Option Plan and upon exchange of Globalstar partnership interests. Taking into account the Reserved Shares and the 30,640,702 shares of outstanding Common Stock, as of February 27, 1998, the total number of issued and reserved shares of Common Stock was 117,485,932.

     The Board of Directors believes it is in the Company's best interest to increase the number of authorized but unissued shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. The Board of Directors believes the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of proper corporate purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition of or merger with other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock dividends or distributions and other bona fide corporate purposes. Were these situations to arise, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share.

     The additional Common Stock to be authorized would have rights identical to the current outstanding Common Stock. Approval of the proposal by the shareholders will not have an immediate effect on the rights of existing shareholders. To the extent that the additional authorized shares are issued in the future, they would decrease the existing shareholders' relative percentage equity ownership and, depending on the price at which the shares are issued, could be dilutive to the existing shareholders. The holders of Common Stock have no preemptive rights, which means that the shareholders do not have a prior right to purchase any newly-issued shares of capital stock of the Company in order to maintain their proportionate ownership interest.

     The Board of Directors does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that it deems to be in the best interests of the Company and its shareholders. Any future issuance of Common Stock or securities convertible into Common Stock will be subject to the rights of holders of outstanding shares of any preferred stock which the Company may issue in the future. The Company's management is considering submitting to the Board of Directors at its next meeting a proposal to approve a stock split for the Company. Except as described in the preceding sentence, the Company's management has no other arrangements, agreements, understandings or plans at the present time for the issuance or use of additional shares of Common Stock to be authorized by the proposal to increase the number of authorized shares of Common Stock.

     Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination of the Company with another company), the proposal is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar proposals to the Board of Directors and shareholders.

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSA1 3.  ACTING UPON A PROPOSAL TO AUTHORIZE AND CREATE PREFERRED STOCK OF
             THE COMPANY AND TO AMEND THE BYE-LAWS TO AUTHORIZE THE BOARD OF DIRECTORS TO ESTABLISH THE RIGHTS, PREFERENCES AND DESIGNATIONS OF SUCH PREFERRED STOCK.

     The Board of Directors has declared advisable and recommended a proposal to authorize the creation of Preferred Stock of the Company. The Board of Directors believes that the availability of Preferred Stock of the Company will provide financing flexibility for the Company. It is therefore proposed to authorize the creation of 10,000,000 shares of Preferred Stock, par value $.01 per share, of the Company, the preferences, rights and designations of which will be determined by the Board of Directors.

     The text of the resolution of the Board of Directors is set forth below.

     RESOLVED, that the Board of Directors deems it in the best interests of the Company and declares it advisable that, subject to shareholder approval at the Annual Meeting of Shareholders of the Company on April 28, 1998, the authorized capital of the Company be increased to provide for 10,000,000 shares of preferred stock, par value $.01 per share, which preferred stock shall have such rights, preferences and designations as may be determined by the Board of Directors from time to time and a Memorandum of Increase of Share Capital be deposited with the Registrar of Companies of Bermuda reflecting an increase of $100,000 of authorized capital of the Company.

     The Company's current bye-laws make no provision for any class of stock other than Common Stock. The class of Preferred Stock provided for under the proposed amendment to the bye-laws may be issued, without further shareholder approval, by the Board, which would have the authority to establish series of unissued shares of any or all preferred or special classes by fixing and determining the relative rights and preferences of the shares of Preferred Stock authorized for issuance by it.

     Accordingly, it is hereby proposed that Bye-law 4 be amended to permit the Board of Directors to authorize the issuance of Preferred Stock from time to time, in one more series or classes, with such designations, preferences and rights as may be designated by the Board of Directors from time to time prior to the issuance of such class or series. The designations, preferences and rights that may be designated by the

Board, include without limitation the following: (i) the class or series of Preferred Stock, (ii) the dividend rate of such class or series and the conditions and dates on which the dividend is payable, (iii) the redemption provisions and terms of such redemption, (iv) the terms and amount of any sinking funds established therefor, (v) the terms and conditions on which any series or class of Preferred Stock may be converted into Common Stock or other securities of the Company, (vi) the voting rights, if any, of the Preferred Stock, (vii) the restrictions on the issue or reissue of any additional Preferred Stock and (viii) the rights of the holders of such series or class upon liquidation or dissolution of the Company.

     The Board believes that Preferred Stock is often a useful financing tool and that it is advisable that the Board be given flexibility in setting the terms of the Preferred Stock. If opportunities arise that would make desirable the issuance of the Company's Preferred Stock through either public offerings or private placements, the proposed amendment would avoid the possible delay and expense of a shareholders' meeting. The Company's shareholders will have no preemptive rights with respect to the issuance of any such shares.

     Issuance of the Preferred Stock could result in one or more classes of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Common Stock, and could result in the dilution of voting rights, net income per share and net book value of the Common Stock.

     The specific terms of any series of Preferred Stock will depend primarily on market conditions and other factors existing at the time of issuance. The Board has no present plans, understandings or agreements for issuing any Preferred Stock and the Board does not intend to issue any such shares except on terms that it deems to be in the best interests of the Company and its shareholders.

     In the event of a hostile attempt to take over the Company which the Board determines is not in the best interest of the Company and its shareholders, it may be possible for the Board to issue Preferred Stock with rights and preferences which could impede the completion of a takeover. Such possibilities may make the Company less attractive as a takeover candidate and may deter takeover attempts not approved by the Board.

     The foregoing summary of the amendment to the bye-laws is qualified in its entirety by reference to the complete text of the proposed Bye-law 4, which is set forth as Exhibit A to this Proxy Statement. The proposed amendment would replace existing Article 4 in its entirety.

     APPROVAL OF PROPOSAL 3 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 4.  ACTING UPON A PROPOSAL TO AMEND THE COMPANY'S BYE-LAWS TO (I)
             AUTHORIZE THE BOARD OF DIRECTORS OF THE COMPANY TO APPROVE STOCK DISTRIBUTIONS, (II) FIX THE MAXIMUM NUMBER OF DIRECTORS AT FIFTEEN
             (15) AND PROVIDE THAT DIRECTORS MAY FILL ANY VACANCY ON THE BOARD AND (III) PROVIDE THAT DIRECTORS' FEES SHALL BE DETERMINED BY THE BOARD.

     The Board of Directors has declared advisable and recommended a proposal to amend the bye-laws of the Company to effect various changes, in each case to afford greater flexibility and discretion to the Board. A more detailed description of each of the proposed amendments is set forth below.

PROPOSED AMENDMENT TO PROVIDE THAT STOCK DISTRIBUTIONS MAY BE APPROVED BY THE BOARD

     The current bye-laws provide that capitalization of profits, that is stock distributions, may be effected only with the prior approval of shareholders of the Company. By giving the Board the authority to approve stock distributions, for instance, in connection with a stock split by the Company, the proposed amendment would avoid the possible delay and expense of a shareholders' meeting that would be required under the existing bye-laws before such stock distribution could be effected. Accordingly, it is hereby proposed that Bye-law 110 be amended to permit the Board of Directors to authorize such stock distributions. The complete text of proposed

Bye-law 110 is set forth as Exhibit B to this Proxy Statement. Bolded language contained therein indicates proposed changes from the existing bye-law provision.

PROPOSED AMENDMENT TO FIX THE MAXIMUM NUMBER OF DIRECTORS AT FIFTEEN (15) AND TO PROVIDE THAT DIRECTORS MAY FILL ANY VACANCY ON THE BOARD

     To avoid having to submit annually to shareholders a proposal to fix the minimum and maximum number of directors of the Board and to deem all vacancies on the Board casual vacancies which may be filled by the directors, it is proposed that the bye-laws be amended to fix the maximum number of directors at fifteen (15) and to expressly provide that all vacancies on the Board may thereafter be filled by the directors. The election of directors would continue to be submitted to shareholders at the annual meeting but the proposed amendment would permit the directors to fill any vacancy that may arise on the Board and to elect additional persons as directors (up to a maximum Board size of fifteen) during any interim period between shareholder meetings. Accordingly, it is hereby proposed that Bye-laws 74 and 75 be amended to fix the maximum number of directors at fifteen and to provide that vacancies on the Board may be filled by the directors. The complete text of proposed Bye-laws 74 and 75 is set forth as Exhibit C to this Proxy Statement. Bolded language contained therein indicates proposed changes from the existing bye-law provision.

PROPOSED AMENDMENT TO PROVIDE THAT DIRECTORS' FEES SHALL BE DETERMINED BY THE BOARD

     It is proposed that the bye-laws of the Company be amended to provide that fees paid to directors of the Company shall be determined from time to time by the Board of Directors, and not by shareholders. This proposed amendment would merely implement an arrangement common for U.S. companies. Accordingly, it is proposed that the first sentence of Bye-law 78 be amended to read as follows:
"The amount, if any, of Directors' fees shall from time to time be determined by RESOLUTION OF THE BOARD (OR ANY COMMITTEE THEREOF SO AUTHORIZED BY THE BOARD)." The bolded language contained in the preceding sentence indicates proposed changes from the existing bye-law provision.

     The Board of Directors believes that granting to the Board the flexibility reflected in the above-mentioned amendments is in the best interest of the Company and its shareholders.

     The foregoing summary of the amendments to the bye-laws is qualified in its entirety by reference to the complete texts of proposed Bye-laws 110, 74 and 75, which are set forth as Exhibits B and C to this Proxy Statement.

     APPROVAL OF PROPOSAL 4 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 5.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS OF THE COMPANY.

     The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as independent auditors and related activities.

     The financial statements of the Company for the year ended December 31, 1997, and report of the auditors thereon will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1997, Deloitte & Touche LLP provided services consisting of the audit of the annual financial statements of the Company, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission and other pertinent matters.

     IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, THE APPOINTMENT OF INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THIS PROPOSAL.

                            SHAREHOLDERS' PROPOSALS

     Proposals of the Company's shareholders intended to be presented at the 1999 Annual Meeting of the Company must be received by the Company at 600 Third Avenue, New York, New York 10016, Attention: Secretary, no later than
     , 1998. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

     Management does not know of any matters to come before the Annual Meeting other than those set forth herein. However, the enclosed proxy confers discretionary authority upon the proxy holders named therein to vote and act in accordance with their best judgement with regard to any other matters which should come before the meeting or any adjournment thereof. Upon receipt of such proxy (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, will be voted FOR the election of Directors and FOR any other Proposal.

                                    By Order of the Board of Directors

                                    /s/ Eric J. Zahler

                                    Eric J. Zahler
                                    Secretary

March      , 1998

                                                                       EXHIBIT A

                                   BYE-LAW 4
                          (AS PROPOSED TO BE AMENDED)

                                  SHARE RIGHTS

     4. The Board shall be authorized to issue preference shares and such shares may be issued from time to time, in one or more series with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be designated by the Board prior to the issuance of such series, and the Board is hereby expressly authorized to fix by resolution or resolutions prior to such issuance such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, including without limiting the generality of the foregoing, the following:

          (i) the designation of such series or class;

          (ii) the dividend rate of such series or class, the conditions and dates upon which such dividends will be payable, the relation which such dividends will bear to the dividends payable on any other class or classes of shares or any other series of any class of shares of the Company, and whether such dividends will be cumulative or non-voting;

          (iii) the redemption provisions and times, prices and other terms and conditions of such redemption, if any, for such series or class, which may include provisions that they are to be redeemed on the happening of a specified event or on a given date, that they are liable to be redeemed at the option of the Company or that if authorized by the Memorandum of Association of the Company, that they are liable to be redeemed at the option of the holder;

          (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series or class;

          (v) the terms and conditions, if any, on which shares of such series or class shall be convertible into, or exchangeable for, shares of the Company or any other securities, including the price or prices, or the rates of exchange thereof;

          (vi) the voting rights, if any;

          (vii) the restrictions, if any, on the issue or reissue of any additional preference shares; and

          (viii) the rights of the holders of such series or class upon the liquidation, dissolution, or distribution of assets of the Company.

     The designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, of each additional series, if any, may differ from those of any or all other series already outstanding.

                                                                       EXHIBIT B

                                  BYE-LAW 110
                          (AS PROPOSED TO BE AMENDED)

     110. THE BOARD MAY, AT ANY TIME AND FROM TIME TO TIME PASS A RESOLUTION to the effect that it is desirable to capitalize all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account or any capital redemption reserve fund and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid among such Shareholders, or partly in one way and partly in the other, provided that for purpose of this Bye-law, a share premium account and a capital redemption reserve fund may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid and provided further that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived.

                                                                       EXHIBIT C

                                   BYE-LAW 74
                          (AS PROPOSED TO BE AMENDED)

     74. The number of Directors shall be such number not less than five NOR MORE THAN FIFTEEN as the Company by Resolution may from time to time determine and, subject to the Companies Act and these Bye-Laws, shall serve until re-elected or their successors are appointed at the next Annual General Meeting. The Board shall nominate for election to the Board at each Annual General Meeting two Independent Directors.

                                   BYE-LAW 75
                          (AS PROPOSED TO BE AMENDED)

     75. WITHOUT PREJUDICE TO THE POWER OF THE COMPANY BY RESOLUTION IN PURSUANCE OF ANY OF THE PROVISIONS OF THESE BYE-LAWS TO APPOINT ANY PERSON TO BE A DIRECTOR, ANY VACANCY ON THE BOARD MAY BE FILLED BY THE DIRECTORS, SO LONG AS A QUORUM OF DIRECTORS REMAINS IN OFFICE.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

            PROXY -- ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 1998

BERNARD L. SCHWARTZ and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of GLOBALSTAR TELECOMMUNICATIONS LIMITED, to be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York, at 9:30 A.M., on Tuesday, April 28, 1998 and at all adjournments thereof. The Board of Directors Recommends a vote FOR the Following Proposals:

1. ELECTION OF SEVEN DIRECTORS -- Nominees: B. Schwartz, M. DeBlasio, R. Grierson, R. Hodes, E. Peett, M. Targoff, A. Towbin

   [ ] VOTE FOR all nominees except those written below   [ ] WITHHOLD AUTHORITY
   to vote for all nominees

  Instruction: To withhold authority to vote for any nominee write that nominee's name on the line below:

  ------------------------------------------------------------------------------

2. Acting upon a proposal to increase the number of authorized shares of Common Stock
  of the Company from 200,000,000 to 600,000,000.        FOR [ ]       AGAINST [
]       ABSTAIN [ ]

3. Acting upon a proposal to authorize and create 10,000,000 shares of Preferred Stock of the Company and to amend the bye-laws to authorize the Board of Directors to establish the rights, preferences and designations of such
   Preferred Stock.                  FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

4. Acting upon a proposal to amend the Company's Bye-laws (i) to authorize the Board to approve stock distributions (ii) to fix the maximum number of directors at fifteen (15) and provide that directors may fill any vacancy on the Board and (iii) to provide that directors' fees shall be determined by
   the Board.                        FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

5. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as
   independent auditors for the year ending December 31, 1998.             FOR [
   ]       AGAINST [ ]       ABSTAIN [ ]

6. In their discretion, upon such other matters as may properly come before the meeting.
                          (Continued on reverse side)

                              (Continued from other side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON AND FOR PROPOSALS 2 THROUGH 5.
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

                                    Dated:  , 1998

                                    --------------------------------------------

                                    --------------------------------------------
                                             (Signature of Shareholder)

                                    (Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

                    PLEASE MARK, SIGN, DATE AND RETURN THIS

                        PROXY IN THE ENVELOPE PROVIDED.
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